Exhibit 5.1
May 14, 2010
LaCrosse Footwear, Inc.
17634 NE Airport Way
Portland, Oregon 97230
Ladies and Gentlemen:
     We have acted as counsel for LaCrosse Footwear, Inc. (the “Company”) in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 300,000 shares of common stock, $.01 par value per share (the “Shares”), of the Company issuable under the LaCrosse Footwear, Inc. 2007 Long Term Incentive Plan (the “2007 Plan”).
     We have reviewed those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.
     Based on the foregoing, it is our opinion that, under the corporate laws of the State of Wisconsin, the Shares offered and to be offered by the Company under the 2007 Plan have been duly authorized under the Company’s Articles of Incorporation, as amended, and, when issued by the Company pursuant to the terms of the 2007 Plan and, in the case of options granted thereunder, upon payment therefor, will be validly issued, fully paid and nonassessable securities of the Company.
     This opinion is dated as of the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Garvey Schubert Barer
GARVEY SCHUBERT BARER